INFORMATION RESPONSIVE TO ITEM 77C OF FORM N-SAR



Shareholder Meeting Results

2002 Annual Shareholder Meeting

The Fund held its Annual Meeting of Shareholders on August 15, 2002. At the Annual Meeting, the Fund's shareholders elected seven Directors; voted on a proposal submitted by a shareholder to request that the Board convert the Fund into an open-end fund; and voted on a proposal submitted by a shareholder to amend the Fund's bylaws to impose certain qualifications applicable to nominees for election to the Board as described in the proxy statement for the Annual Meeting.
The result of the voting at the Annual Meeting was as follows:

                                                   Shares Voted	Withheld
Nominee	                                    FOR              Authority

Thomas L. Bindley		5,066,543	542,330
Richard M. Burridge		5,065,166	543,707
Adela Cepeda			5,064,533	544,340
Roger J. Deshaies			5,064,913	543,960
David K. Downes			5,062,825	546,048
H. Thomas McMeekin		5,060,339	548,534
Daniel R. Toll			5,063,619	545,254


Proposal			For		Against 		Abstain

1. Shareholder proposal to request that the Fund be converted into an open-end Fund.

646,686	2,866,104		134,063

2. Shareholder proposal to amend the Fund's bylaws to impose certain qualifications applicable to nominees for election to the Board.

612,189	2,886,977		147,687


H:\ATEAM\Connor\Lincoln Closed-End Funds\2-03_LNVNSAR.doc